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                           TRANSFER AGENCY CONTRACT BETWEEN

                                  GROWTH PORTFOLIO

                                         AND

                         G.T. GLOBAL INVESTOR SERVICES, INC.


          This Transfer Agency Contract ("Contract") is made as of October ____, 1995 between Growth Portfolio ("Portfolio"), a New York common law trust, and G.T. Global Investor Services, Inc. ("G.T."), a California corporation.

          WHEREAS, the Portfolio is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

          WHEREAS, the Portfolio currently operates two separate subtrusts, each organized as a separate and distinct series of shares of beneficial interest in the Portfolio; and

          WHEREAS, the Portfolio may from time to time in the future establish one or more additional subtrusts, each organized as a separate and distinct series of shares of beneficial interest in the Portfolio (the Portfolio's existing subtrusts and subtrusts as may hereafter be established are referred to in this Contract as the "Subtrusts," and may singly be referred to as "Subtrust"); and

          WHEREAS, the Portfolio desires to retain G.T. to act as transfer agent and dividend disbursing agent to each of the Subtrusts, and G.T. is willing to act in such capacities;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          I.   APPOINTMENT

          The Portfolio hereby appoints G.T. to act as transfer agent and dividend disbursing agent of each Subtrust for the period and on the terms set forth in this Contract. G T. accepts such appointment and agrees to render the services herein set forth. for the compensation herein provided.

          II.  DEFINITIONS

          As used in this Contract, the following terms shall have the definition described to them in this Paragraph.

               (A) "Agent" means a broker, dealer or other agent authorized to act on behalf of a Shareholder in transactions involving Shares.

               (B) "Agent Firm" means an investment, stock brokerage or other business firm employing an Agent.
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               (C)  "Authorized Person" means any officer of the Portfolio and any other person, whether or not any such person is an officer or employee of the Portfolio, duly authorized by the Board of Trustees, the President or any Vice President of the Portfolio to give Oral and Written Instructions on behalf of the Portfolio. The Portfolio will provide to G.T. and keep current a written list of all Authorized Persons.

               (D) "Custodian" means the custodian or custodians employed by the Portfolio to maintain custody of the Subtrusts' assets.

               (E) "Distributor" means the principal underwriter of the Shares of each Subtrust.

               (F) "Governing Corporate Documents" means the Declaration of Trust, By-laws and other applicable governing corporate documents of the Portfolio, all as may be amended from time to time.

               (G) "Oral Instructions" means oral instructions actually received by G.T. from an Authorized Person or from a person reasonably believed by G.T. to be an Authorized Person.

               (H) "Prospectus" means the current prospectus and statement of additional information of a Subtrust, taken together.

               (I) "Shares" means shares of common stock of any of the Subtrusts.

               (J)  "Shareholder" means the owner of Shares.

               (K) "Written Instructions" means written instructions delivered by hand, mail, tested telegram or telex, cable, or facsimile sending device, received by G.T. and signed by an Authorized Person.

          III. AUTHORIZED AND REGISTERED SHARES

               (A) As of the date of this Contract, the Portfolio represents that an unlimited number of Shares of each Subtrust are authorized for issuance under the Portfolio's Declaration of Trust, as amended. The Portfolio agrees to keep G.T. apprised, to the extent necessary for G.T. to adequately perform its duties hereunder, of the number of Shares of each Subtrust authorized for issuance.

               (B) As of the date of this Contract, beneficial interests in the Portfolio have not been registered under the Securities Act of 1933, as amended (the "1933 Act") because such interests are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act.


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          IV.  COMPLIANCE BY G.T. WITH GOVERNING CORPORATE DOCUMENTS,
               PROSPECTUS AND APPLICABLE LAW AND REGULATION

          All of G.T.'s actions in fulfilling its responsibilities under this Contract shall be made in accordance with the Prospectus, the Governing Corporate Documents, the rules and regulations of the Securities and Exchange Commission and the laws and regulations of the State of New York relating to the issuance and transfer of securities such as the Shares.

          V.   RECORDS

               (A) G.T. shall maintain records of the accounts for each Shareholder which include the following information with respect to each
     Subtrust:

                    (1)  name, address and United States Taxpayer
     Identification Number;

                    (2) number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                    (3) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price of all transactions in a Shareholder's account:

                    (4) any stop or restraining order placed against a Shareholder's account;

                    (5) any correspondence relating to the current maintenance of a Shareholder's account;

                    (6)  information with respect to all tax withholdings; and

                    (7) any information required to enable G.T. to perform any calculations contemplated or required by this Agreement or that may reasonably be requested by the Portfolio.

               (B) The books and records pertaining to the Portfolio which are in the possession of G.T. shall be the property of the Portfolio. G.T. shall prepare and maintain in complete and accurate form all books and records necessary for it to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Portfolio, including (a) all those records required to be prepared and maintained by the Portfolio under the 1940 Act, by other applicable Securities Laws, rules and regulations and by state laws and (b) such books and records as are necessary for G.T. to perform all of the services it agrees to provide in this Agreement. The Portfolio or its authorized representatives shall have access to such books and records at all times during G.T.'s normal business hours. Upon the reasonable request of the Portfolio, copies of any such books and records shall be provided by G.T. to the Portfolio or its authorized representatives, at the Portfolio's expense.

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          VI.  TRANSACTIONS NOT REQUIRING INSTRUCTIONS

               In the absence of contrary Written Instructions, G.T. is authorized to take the following actions in providing services under this Contract, all in accordance with the provisions of the Prospectus:

               (A)  Share Transactions -- Uncertificated Shares

                    (1) Issuance of Shares. Upon receipt by G.T. of a purchase order for Shares from the Distributor, upon the further receipt by G.T. of sufficient information necessary to enable G.T. to establish an account, and after confirmation of receipt of payment for such Shares, G.T. shall create an account and issue and credit Shares to such account.

                    (2) Transfers of Shares. When the Distributor, a Shareholder or a Shareholder's Agent provides G.T. with instructions to transfer Shares on the books of a Subtrust, and G.T. further receives such documentation as is necessary to process the transfer, G.T. shall transfer the registration of such Shares and if necessary deliver them pursuant to such instructions.

                    (3) Redemptions. Upon receipt of a redemption order from the Distributor, a Shareholder or a Shareholder's Agent, G.T. shall redeem the number of Shares indicated thereon from the redeeming Shareholder's account and receive from the pertinent Subtrust's custodian and disburse to the redeeming Shareholder or the Shareholder's Agent, if so instructed, the redemption proceeds therefor.

               (B)  Share Transactions -- Certificated Shares

                    (1) The Portfolio shall supply G.T. with a sufficient supply of certificates representing Shares, in the form approved from time to time by the Board of Trustees or officers of the Portfolio, and, from time to time, shall replenish such supply upon the request of G.T. Certificates shall be properly executed, manually or by facsimile signature, by the duly authorized officers of the Portfolio. Notwithstanding the death, resignation or removal of any officer of the Portfolio, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to Shareholders until G.T. is otherwise directed.

                    (2) In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by a surety company approved by G.T.

                    (3) Upon receipt of written instructions from a Shareholder or a Shareholder's Agent of uncertificated Shares for a certificate in the number of shares in the Shareholder's account, G.T. shall issue the requested certificate and deliver it to the Shareholder in accordance with the Shareholder's instructions.


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                    (4)  G.T. shall process all orders for the purchase,
     transfer, redemption and exchange of certificated Shares in the same fashion as it processes such orders for uncertificated Shares, as specified in subparagraph VI(A) of this Contract, provided that, as specified in the Prospectus, G.T. receives properly executed and completed certificates and stock power transfers or similar documents necessary to effectuate the contemplated transaction.

                    (5) Upon receipt of certificates, which shall be in proper form for transfer, together with Shareholder's instructions to hold such certificates for safekeeping, G.T. shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the Shareholder upon the transfer books.

               (C) Special Investment and Withdrawal Plans. G.T. shall process transactions of Shareholders participating in any special investment and/or withdrawal plans or programs established by the Portfolio or the Distributor with respect to Shares, such as automatic investment plans, systematic withdrawal plans and dollar cost averaging investing programs, in accordance with the terms of such plans or programs as provided to G.T. by the Portfolio or the Distributor.

          VII. RELIANCE BY G.T. ON INSTRUCTIONS

          Unless otherwise provided in this Contract, G.T. shall act only upon Oral or Written Instructions (collectively, "Instructions"). G.T. shall be entitled to rely upon any Instructions actually received by it under this Contract. The Portfolio agrees that G.T. shall incur no liability to the Portfolio in acting upon Instructions given to G.T. hereunder, provided that such Instructions reasonably appear to have been received from an Authorized Person.

          VIII. DIVIDENDS AND DISTRIBUTIONS

          (A) The Portfolio shall furnish G.T. with appropriate evidence of action by the Portfolio's Board of Trustees declaring dividends and distributions and authorizing their payment as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, in accordance with the instructions in proper form from a Shareholder and the provisions of the Governing Corporate Documents and Prospectus, G.T. shall issue and credit the account of the Shareholder with Shares or pay such dividends or distributions to the Shareholder in cash, upon the election of the Shareholder as provided for in the Prospectus. In lieu of receiving from the Custodian and paying to Shareholders cash dividends or distributions, G.T. may arrange for the direct payment of cash dividends and distributions to Shareholders by the Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Portfolio, G.T. and the Custodian.



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          (B)  G.T. shall prepare and file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to Shareholders, such returns and information relating to dividends and distributions paid by the Subtrusts as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Portfolio, G.T. shall mail certain requests for Shareholders' certifications under penalties of perjury of taxpayer identification numbers and/or other information and pay on a timely basis to the appropriate Federal authorities any taxes withheld on dividends and distributions paid by a Subtrust, all as required by applicable Federal tax laws and regulations.

          IX. COMMUNICATIONS WITH SHAREHOLDERS

               (A) Communications to Shareholders. G.T. will address and mail all communications by the Portfolio to the shareholders of the Subtrusts, including reports to Shareholders, confirmations of purchases and sales of Shares, periodic account statements, dividend and distribution notices and proxy materials for meetings of shareholders. G.T. will receive and tabulate the proxy cards for meetings of Shareholders, and, if requested by the Portfolio, attend meetings of Shareholders for purposes of reporting on and certifying such tabulations.

               (B) Correspondence. G.T. will answer such correspondence from Shareholders, Agents and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon by G.T. and the Portfolio.

          X.   OTHER ONGOING SERVICES

          As requested by the Portfolio, G.T. shall also provide the following services on an ongoing basis:

               (A) Furnish to the Portfolio or its designated agent such state-by-state registration reports reasonably necessary to enable the Portfolio to keep current the registration of each class of shares with state securities authorities.

               (B) Provide toll-free phone lines for direct Shareholder use, plus customer liaison staff with on-line inquiry capacity.

               (C) File with the Internal Revenue Service such information on behalf of each Shareholder as is required by law.

               (D) Provide the Portfolio with Shareholder lists and such statistical information as the Portfolio reasonably may request.

               (E) Provide the Custodian with such information as the Portfolio and the Custodian reasonably may request.



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               (F)  Mail duplicate confirmations and/or statements to Agents with respect to their clients' accounts and transactions in Shares, whether such transactions were executed through such Agents or directly through G.T.

               (G) Provide detail for confirmations and/or statements to be provided to Shareholders by Agent Firms, and provide such other Shareholder accounting information to Agent Firms as may be agreed upon between the Portfolio and G.T.

               (H) Provide to the Custodian timely notification of Share transactions and such other information as may be agreed upon from time to time by the Portfolio, G.T. and the Custodian.

          XI.  COOPERATION WITH ACCOUNTANTS

               G.T. shall cooperate with the Portfolio's independent public accountants and shall take all reasonable action in the performance of its obligations under this Contract to assure that all necessary information is made available to such accountants for the timely expression of their opinion with respect to the financial statements of the Subtrusts.

          XII. CONFIDENTIALITY

               G.T. agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Subtrusts and their prior, present or potential Shareholders, except, after prior notification to and approval in writing by the Portfolio, which approval shall not be unreasonably withheld and may not be withheld when G.T. may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Subtrust.

          XIII. COMPENSATION

               As compensation for the services rendered by G.T. during the term of this Contract, each Subtrust will pay to G.T. monthly fees that shall be agreed to from time to time by the Portfolio and G.T. In addition, as may be agreed to from time to time by the Portfolio and G.T., each Subtrust shall reimburse G.T. for certain expenses incurred by G.T. in rendering services with respect to that Subtrust under this Contract.

          XIV. STANDARD OF CARE

               (A) In the performance of its duties hereunder, G.T. shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy and completeness of all services provided under this Contract.

               (B) G.T. shall be under no duty to take any action on behalf of the Portfolio except as specifically set forth herein or as may be specifically agreed to by G.T. in writing.

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               (C)  G.T. shall be responsible and liable for all losses,
     damages and costs (including reasonable attorneys fees) incurred by the Portfolio which is due to or caused by G.T.'s negligence in the performance of its duties under this Contract or for G.T.'s negligent failure to perform such duties as are specifically ascribed to G.T. in this Contract; provided that, to the extent that duties, obligations and responsibilities are not expressly set forth in this Contract, G.T. shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of G.T. or reckless disregard by G.T. of such duties, obligations and responsibilities.

               (D) Without limiting the generality of the foregoing subparagraphs of this Paragraph XIV or of any other provision of this Contract, in connection with G.T.'s duties under this Contract G.T. shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of:

                    (1) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Contract, if any, and which G.T. reasonably believes to be genuine;

          or

                    (2) delays or errors or loss of data occurring by reason of circumstances beyond G.T.'s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, earthquake, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          XV. RECEIPTS OF ADVICE

               (A) Advice of the Portfolio. If G.T. is in doubt as to any action to be taken or omitted by it, G.T. may request and shall receive from the Portfolio directions or advice, including Oral or Written Instructions where appropriate.

               (B) Advice of Counsel. If G.T. is in doubt as to any question of law involved in any action to be taken or omitted by it, G.T. may request advice from counsel of its own choosing (who may also be counsel for the Portfolio, the Distributor and/or the investment adviser of the Portfolio).

               (C) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by G.T. pursuant to subparagraph (A) of this Paragraph and advice received by G.T. pursuant to subparagraph (b) of this Paragraph, G.T. shall be entitled to rely on and follow the advice received pursuant to subparagraph (B) alone.

               (D)  Protection of G.T.


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                    (1)  G.T. shall be protected in any action or inaction
     which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (A) or (B) of this Paragraph which G.T., after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be.

                    (2) Notwithstanding the foregoing, nothing in this Paragraph shall be constructed as imposing upon G.T. any obligation (a) to seek such directions, advice or Oral or Written Instructions, or (b) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Contract, the same is a condition to G.T.'s properly taking or omitting to take such actions.

          XVI. INDEMNIFICATION OF G.T.

          The Portfolio agrees to indemnify and hold harmless G.T. and its nominees and subcontractors, if any, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1940 Act, the Securities Exchange Act of 1934, the Commodities Exchange Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which G.T. takes or does or omits to take or do:

               (A) at the request or on the direction of or in reliance upon the advice of the Portfolio;

               (B)  upon Oral or Written Instructions; or

               (C) in the performance by G.T. or its responsibilities under this Contract;

     provided that G.T. shall not be indemnified against any liability to the Portfolio or the Shareholders (or any expenses incident to such liability) arising out of G.T.'s own willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with the performance of its duties and obligations specifically described in this Contract.

          XVII. INDEMNIFICATION OF THE PORTFOLIO

          G.T. agrees to indemnify and hold harmless the Portfolio from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1940 Act, the Securities Exchange Act of 1934, the Commodities Exchange Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission of G.T. that does not meet the standard of care to which G.T. is subject under Paragraph XlV of this Contract.

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          XVIII.    LIMITATION OF LIABILITY OF SHAREHOLDERS AND TRUSTEES OF THE
                    PORTFOLIO

          It is expressly agreed that the obligations of the Portfolio hereunder shall not be binding upon any of the shareholders, Trustees, nominees, officers, agents or employees of the Portfolio personally, but shall only bind the assets and property of the pertinent Subtrust(s), as provided in the Portfolio's Declaration of Trust, as amended. The execution and delivery of this Contract have been authorized by the Trustees of the Portfolio, and this Contract has been executed and delivered by an authorized officer of the Portfolio acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the pertinent Subtrust(s), as provided in the Portfolio's Declaration of Trust, as amended.

          XIX. DURATION AND TERMINATION

          This Contract shall continue with respect to each Subtrust until termination with respect to that Subtrust by the Portfolio or G.T. on sixty (60) days' prior written notice.

          XX.  REGISTRATION AS A TRANSFER AGENT

          G.T. represents that it is currently registered as a transfer agent with the Securities and Exchange Commission, and that it will remain so registered for the duration of this Contract. G.T. agrees that it will promptly notify the Portfolio in the event of any material change in its status as a registered transfer agent. Should G.T. fail to be registered with the Securities and Exchange Commission as a transfer agent at any time during the term of this Contract, the Portfolio may immediately terminate this Contract, upon written notice to G.T.

          XXI. NOTICES

          All notices and other communications hereunder, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices with respect to a party shall be directed to such address as may from time to time be designated by that party to the other.

          XXII. FURTHER ACTIONS

          Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Contract.

          XXIII. AMENDMENTS

          This Contract or any part hereof may be amended only by an instrument in writing signed by both parties hereto.

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          XXIV. COUNTERPARTS

          This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

     XXV. MISCELLANEOUS

          This Contract embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement or agreements with respect to such matters that this Contract provides may be later agreed to by and between the parties from time to time. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract shall be governed by and construed in accordance with California law. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated below on the day and year first written above.

                                             GROWTH PORTFOLIO


     Attest:______________________      By:_________________________
                                             James R. Tufts
                                             Vice President

                                        G.T. GLOBAL INVESTOR SERVICES,
                                           INC.


     Attest:______________________      By:_________________________
                                             James R. Tufts
                                             President












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